Exhibit 99.1

The shares of common stock, par value $0.0001, of Miller Energy Resources, Inc. (the “Issuer”) reported as beneficially owned are held of record by Apollo Investment Corporation (“AIC”). Apollo Investment Management, L.P. (“AIM”) serves as the investment manager of AIC. ACC Management, LLC (“ACC”) serves as the general partner of AIM. Apollo Capital Management, L.P. (“Capital Management”) serves as the sole member and manager of ACC.  Apollo Capital Management GP, LLC (“Capital Management GP”) serves as the general partner of Capital Management.  Apollo Management Holdings, L.P. (“Management Holdings”) serves as the sole member and manager of Capital Management GP.  Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are the managers as well as executive officers of Management Holdings GP.

Each of AIC, AIM, ACC, Capital Management, Capital Management GP, Management Holdings, Management Holdings GP and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the common stock of the Issuer included in this report, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of the Securities Exchange Act of 1934, as amended, or for any other purpose. The address of each of AIC, AIM, ACC, Capital Management, Capital Management GP, Management Holdings, Management Holdings GP and Messrs. Black, Harris and Rowan is 9 West 57th Street, New York, NY 10019.